INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference of and inclusion in the Appendices to this Registration Statement of Roche Capital Corporation on Form F-4 the reports of Deloitte & Touche LLP dated September 21, 1993, appearing in and incorporated by reference in the Annual Report on Form 10-K of Syntex Corporation for the year ended July 31, 1993 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

San Francisco, California
October 5, 1994